ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of February 27, 2004, supplements the Management Agreement (the "Agreement")dated as of August 1, 1997, by and between American Century Capital Portfolios, Inc., ("ACCP") and American
Century Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACCP, and for such management shall receive the Applicable Fee set forth below:

                  Name of Series                              Applicable Fee

         Mid Cap Value Fund                 Investor Class             1.00%

         2. ACIM shall manage the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                              AMERICAN CENTURY
                                                     CAPITAL PORTFOLIOS, INC.


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Anastasia H. Enneking                       Charles A. Etherington
Assistant Secretary                         Vice President

Attest:                                              AMERICAN CENTURY INVESTMENT
                                                     MANAGEMENT, INC.


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Anastasia H. Enneking                       Charles A. Etherington
Assistant Secretary                         Executive Vice President